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PRICING SUPPLEMENT NO. 3 DATED NOVEMBER 22, 1996                  Rule 424(b)(3)
(To the Prospectus Dated May 1, 1996, and the                 File No. 333-02461
Prospectus Supplement dated May 16, 1996)


                        AIR PRODUCTS AND CHEMICALS, INC.
                           MEDIUM-TERM NOTES, SERIES F
                DUE FROM 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE
                               FLOATING-RATE NOTES

                                  -------------


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Trade Date: November 22, 1996               Original Issue Date: November 27, 1996                Maturity Date: November 29, 1999

Principal Amount:  $15,000,000.00

Face Amount: $15,000,000.00

Issue Price:  Par

Specified Currency:  U.S. Dollars                    Exchange Rate Agent:  N/A
(If other than U.S. dollars, see attached)

U.S. Dollar Payment Options:  N/A

Original Yield to Maturity:         N/A              Total Amount of OID: N/A

Base Rate:        [ ]Commercial Paper Rate           [X]LIBOR [ ]Treasury Rate                     [ ]Other:

Initial Interest Rate:  5.55%                        Interest Determination Dates:
                                                     Two London Business Days Prior to
                                                     Coupon Date

Reset Period: Quarterly                              Interest Reset Dates:  Same as Interest
                                                                            Payment Dates

Interest Payment Dates: February 28, May 29,         Index Maturity: N/A
   August 29, and November 29, Modified Following
   Business Day

Maximum Interest Rate:  N/A                          Minimum Interest Rate: N/A

Spread:  0.05%

Spread Multiplier:         N/A                        Calculation Agent:  Goldman, Sachs & Co.

Agent's Commission: $12,450.00                        Agent: Goldman, Sachs & Co.

Net Proceeds to Issuer: $14,987,550

Global Note:      [X]Yes       [ ]No                  Form: [X]Book-Entry  [ ]Certificated

Depositary:  DTC

Redemption:  Check box opposite applicable sentence.

         [X]  The Notes cannot be redeemed prior to maturity.

         [ ]  The Notes may be redeemed prior to maturity.

         Terms of Redemption:


Repayment:  Check the box opposite applicable sentence.

         [X]  The Notes cannot be repaid prior to maturity.

         [ ]  The Notes may be repaid prior to maturity.

         Terms of Repayment:


Additional Terms:
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